[Letterhead of KeySpan]

June 10, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

         Pursuant to Sections 6(a), 7, 9(a) and 10 of the Public Utility Holding Company Act of 1935, as amended (the “Act”), KeySpan Corporation (“KeySpan”), a registered holding company under the Act, and Eastern Enterprises (“Eastern”), a wholly-owned subsidiary of KeySpan and an exempt holding company (collectively, the “Applicants”), applied to the Securities and Exchange Commission (the “Commission”) for authorization to reorganize Eastern to result in a change of its organizational form from a Massachusetts business trust to a Massachusetts limited liability company (the “Transaction”). (See File No. 70-09995). On May 29, 2002, the Commission issued an order in this proceeding (Holding Co. Act Release No. 27532) authorizing the Transaction, as more fully described below and in the application and the order, which involved the formation of a new KeySpan subsidiary as a Massachusetts limited liability company as the vehicle used to transform Eastern into a limited liability company. The new subsidiary’s name is KeySpan New England, LLC (“KeySpan New England”) and is owned ninety-nine percent (99%) by KeySpan and one percent (1%) by KSNE, LLC (“KSNE”), a Delaware limited liability company, that is also a new wholly-owned subsidiary of KeySpan formed as part of the Transaction. KeySpan New England, through a merger with Eastern, is the surviving entity now that the Transaction has been consummated.

>          This opinion is furnished in connection with KeySpan’s and Eastern’s filing of the Application/Declaration on Form U-1, as amended, File No. 70-09995 (the “Application”) with the Commission under the Act and the Rule 24 certification filed by KeySpan and KNE LLC in this proceeding. On May 30, 2002, in compliance with the order, (i) KeySpan New England was formed as a Massachusetts limited liability company, and KSNE was formed as a Delaware limited liability company, (ii) KeySpan obtained ninety-nine percent (99%) of the membership interest in KeySpan New England for ninety-nine dollars ($99.00) and one hundred percent (100%) of the membership interest in KSNE for one hundred dollars ($100.00), and (iii) KSNE obtained the remaining one percent (1%) membership interest in KeySpan New England for one dollar ($1.00). On May 31, 2002, in compliance with the Order, Eastern and KeySpan New England executed an agreement and plan of merger pursuant to which Eastern merged with and into KeySpan New England (the “Merger”), with KeySpan New England as the surviving entity. To effect the Merger, Eastern and KeySpan New England filed a Certificate of Merger and Termination with the Secretary of the Commonwealth of Massachusetts on May 31, 2002.

         I am general counsel to KeySpan and have acted as counsel to KeySpan in connection with the proposed Transaction and the filing of the Application.

         In connection with this opinion, either I or attorneys under my supervision in whom I have confidence have examined originals or copies, certified or otherwise identified to my satisfaction, of such records and such other documents, certificates and corporate, trust, limited liability company or other records as I have deemed necessary or appropriate as a basis for the opinions expressed in this letter, including without limitation, certificates of officers and employees of KeySpan and Eastern and information obtained from public officials. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to the authentic original documents of all documents submitted to me as copies and the continued accuracy of all certificates and telegrams from public officials dated earlier than the date of this letter. I have relied solely on certificates, orders, decrees, correspondence and other documents from public officials as to the matters stated in such documents. As to questions of fact material to this opinion, I have relied on representations of KeySpan and Eastern, and certificates of their representatives and officers and public officials, and I have not inquired of third parties or searched the records or files of any court, agency or other governmental authority.

         The opinions expressed below with respect to the transactions described in the Application are subject to the following assumptions, qualifications, limitations, conditions and exceptions:

         A.  The Transaction has been duly authorized and approved, to the extent required by the governing corporate, trust and limited liability company documents and applicable state laws, by the Board of Directors of KeySpan, the trustees and sole stockholder of Eastern and the members and managers of KeySpan New England and KSNE.

         B.  No act or event other than as described herein has occurred subsequent to the date hereof which would change the opinions expressed below.

         C.  All required approvals, authorizations, consents, certificates, rulings and orders of, and all filings and registrations with, all applicable federal and state commissions and regulatory authorities with respect to the transactions proposed in the Application have been obtained or made, as the case may be, and have become final and unconditional in all respects and shall remain in effect (including the approval and authorization of the Commission under the Act) and such transactions have been accomplished in accordance with all such approvals, authorizations, consents, certificates, orders, filings and registrations.

         D.  The Commission has duly entered an appropriate order with respect to the transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations thereunder.

         E.  Appropriate corporate and limited liability company actions have been taken by both the issuers and acquirers of the securities contemplated by the Application and the documents transferring the securities have been duly authorized, executed and delivered with all appropriate transfer or other taxes paid.

         F.  The parties have obtained all consents, waivers and releases, if any, required for the Transaction under all applicable governing corporate, trust and limited liability company documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

         G.  The consummation of the Transaction was conducted under my supervision and all legal matters incident thereto are satisfactory to me, including the receipt in satisfactory form of opinions of other counsel qualified to practice in jurisdictions in which I am not admitted to practice, as I may deem appropriate.

         Based on the foregoing and subject to the assumptions, qualifications, limitations, conditions and exceptions set forth herein, and having regard to legal considerations which I deem relevant, I am of the opinion that, with respect to the consummation of the Transaction:

             1. All state laws applicable to the Transaction have been complied with.

             2. KeySpan New England, which issued limited liability company membership interests to each of KeySpan and KNSE in connection with the Transaction, is validly organized and duly existing. KSNE, which issued limited liability company membership interests to KeySpan in connection with the Transaction, is validly organized and duly existing.

             3. The holders of the limited liability company membership interests issued by KeySpan New England and KSNE in connection with the Transaction are entitled to the rights and privileges appertaining thereto set forth in the applicable charter or other document defining such rights and privileges.

             4. KeySpan legally acquired the limited liability company membership interests of KeySpan New England and KSNE subject to the Application.

             5. The consummation of the Transaction does not violate the legal rights of the holders of any securities issued by KeySpan or Eastern or any associate company thereof.

         I am a member of the State Bar of New York and do not purport to be an expert on, nor do I opine as to, the laws of any jurisdiction other than the State of New York and the federal laws of the United States of America. I hereby consent to the use of this opinion as an exhibit to the Application.

                                         Very truly yours,

                                         ________/s/_________
                                         Steven L . Zelkowitz